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                                                                    Exhibit 10.7


                        SOUTHERN PERU COPPER CORPORATION

                         DEFERRED FEE PLAN FOR DIRECTORS

                (As Amended and Restated as of November 4, 1999)

SECTION 1. EFFECTIVE DATE. The effective date of the Plan as originally adopted is March 1, 1996. The effective date of the Plan as hereby amended and restated is November 4, 1999.

SECTION 2.    DEFINITIONS.

1.  BOARD. The Board of Directors of Southern Peru Copper Corporation.

2.  COMPANY. Southern Peru Copper Corporation.

3. DEEMED RETIREMENT DATE. May 1 of the calendar year in which a Participant reaches his Normal Retirement Date.

4.  DEFERRAL AMOUNTS. All compensation deferred by a Director under the Plan.

5.  DIRECTOR. Any individual serving as a member of the Board.

6. FAIR MARKET VALUE. As to Company stock, Fair Market Value shall mean the average of the high and low prices of a single share of Company common stock as reported by the Wall Street Journal for New York Stock Exchange - Composite Trading as of the first trading day coincident with or next following the day as of which such value is to be determined.

7.  INVESTMENT SUBACCOUNT. An account which earns interest pursuant to
    Section 5.

8. NORMAL RETIREMENT DATE. For purposes of this Plan, Normal Retirement Date for a Director is the date of the Annual Meeting of Stockholders next following the Director's 65th birthday.

9. PARTICIPANT. Any eligible Director or former Director with a Participant Account balance.

10. PARTICIPANT ACCOUNT. A bookkeeping account established in the financial records of the Company for each Participant. Participant accounts consist of an SPCC Stock Subaccount and an Investment Subaccount. Participant Accounts are credited with a Participant's Deferral Amounts, and deemed investment earnings or losses arising therefrom based on Participant elections pursuant to Sections 4 and 5.

11. SPCC STOCK SUBACCOUNT A phantom SPCC stock equivalent account consisting of deemed whole shares of Southern Peru Copper Corporation common stock and cash.


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SECTION 3.    ELIGIBILITY. Any Non-employee Director is eligible to participate in the Plan.

SECTION 4. PARTICIPATION. To become a Participant, a Director must file a written election to defer either 50 percent or 100 percent of cash compensation payable by reason of service on the Board. An amount equal to the compensation deferred will be credited to the Participant's Participant Account as soon as practicable after the date such compensation is otherwise payable.

         An election to participate must be received by the Company prior to January 1 of the calendar year during which the election is to be effective and shall be irrevocable for the entire year. Notwithstanding the foregoing, a Director may elect to become a Participant in the Plan for the calendar year in which he first becomes eligible by filing a written election to participate within 30 days of becoming eligible. The election will be effective on a prospective basis and only as to remuneration not yet earned.

         An election shall remain in effect for subsequent years unless amended or terminated in writing prior to January 1 of any subsequent year. An election can be revoked or withdrawn at any time with respect to amounts to be earned in years subsequent to the date of revocation or withdrawal.

SECTION 5. DEEMED INVESTMENT PROVISIONS. The Company will establish a Participant Account for each Participant. Each Participant Account will have an SPCC Stock Subaccount and/or an Investment Subaccount. A Participant must allocate his Deferral Amounts, in increments of 25 percent, to one or both of the Subaccounts.

(a)      DEFERRAL AMOUNTS ALLOCATED TO SPCC STOCK SUBACCOUNTS

         1) A Participant's SPCC Stock Subaccount shall be deemed invested in accordance with the Participant's election in whole shares of Company common stock which could be purchased at Fair Market Value with the Deferral Amounts credited to a Participant's SPCC Stock Subaccount on the last business day of each calendar quarter.

         2) The Stock Subaccount also shall be credited with a bookkeeping entry indicating the number of additional whole shares which could be purchased at Fair Market Value with any dividends payable on the deemed shares held in the SPCC Stock Subaccount on the day such dividends are payable to shareholders of Company common stock.

         3) Any amounts that are insufficient to permit the crediting of a whole share of Company common stock shall be carried as a cash balance bookkeeping entry in such Stock Subaccount. On any date on which new funds are available for deemed investment in Company stock (either due to an additional deferral or the availability of deemed dividends), the cash amount will be added to any such other funds, and the maximum number of whole shares that could be purchased at Fair Market Value will be deemed invested. The remaining amount, if any, will be held as cash. No interest shall be credited on any such Stock Subaccount cash balance.


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         4)   The SPCC Stock Subaccount shall be adjusted to reflect any stock split, stock dividend, recapitalization, merger, consolidation, reorganization or other similar change in the Company's common stock.

(b)      DEFERRAL AMOUNTS ALLOCATED TO INVESTMENT SUBACCOUNTS

         A Participant's Deferral Amounts will be credited to his Investment Subaccount except to the extent he has elected in writing to credit his Deferral Amounts to his Stock Subaccount. Each Investment Subaccount will be credited with interest from the date on which deferred compensation would normally have been paid, until payment, at a rate equal to the yield rate for U.S. Treasury debt obligations with a 10-year maturity effective for the last business day in each quarter, on the first day of each calendar quarter in which such interest is credited to the Participant's Investment Subaccount. Interest will be compounded quarterly.

SECTION 6. TRANSFERS. No election may be made to have amounts previously credited to a Participant's Investment Subaccount transferred to his Stock Subaccount. Amounts previously credited to a Participant's Stock Subaccount may not be transferred to his Investment Subaccount, except on or after the earlier in time of (a) one year prior to Normal Retirement Date, or (b) the date of termination.

SECTION 7.    PAYMENT OF DEFERRED COMPENSATION.
(a)      RETIREMENT AT NORMAL RETIREMENT DATE
         A Participant who retires at or following his Normal Retirement Date will receive the entire value of his Participant Account in cash on January 15 of the year following the year of retirement.

(b)      TERMINATION AT OTHER THAN NORMAL RETIREMENT DATE
         A Participant who terminates service as a Director at a date prior to his Normal Retirement Date will receive the entire value of his Participant Account in cash promptly following the date of termination.

(c)      FURTHER DEFERRAL
         Notwithstanding (a) and (b)of this section, a Participant may elect to further defer receipt of all or a portion of his Participant Account for a period of up to 10 years from the earlier in time of the Deemed Retirement Date or the date of termination. In order to defer a payment of benefits under the Plan, a Participant must file a written election at least one year in advance of the date that a payment of benefits under the Plan would otherwise be made. The Participant may elect to receive the amount deferred in a single cash payment or in annual cash installments. Any further elections to defer the receipt of benefits under the Plan must also be filed at least one year prior to the scheduled payment date. Acceleration of any benefits deferred pursuant to this paragraph can only be made by filing a request for payment at least one year in advance of the requested accelerated payment date.


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(d)      FINANCIAL HARDSHIP OF PARTICIPANTS
         At any time a Participant may request a payment of all or a portion of the value of his Participant Account. Such a request shall be approved by the Company only upon a finding that the Participant has suffered a severe financial hardship which has resulted from events beyond the Participant's control ("Hardship Event"), and only in the amount reasonably needed to satisfy such Hardship Event. Whether a Hardship Event has occurred shall be determined in accordance with Treasury Regulation Sections 1.457- 2(h)(4) and (5). In the event such a payment is approved, payment of all or a portion of the value of the Participant Account shall be made as soon as practicable to the Participant.

(e)      OTHER WITHDRAWALS

         Absent a Hardship Event or adequate prior notice (in accordance with paragraph (c) above), a request for a payment of all or a portion of the value of a Participant Account may be made by a Participant subject to a 6% penalty of the amount of the requested payment, which penalty shall be deducted from the requested payment. The requested payment, less such penalty, shall be paid in cash in a single lump sum as soon as practicable after the requested payment date.

SECTION 8.    DESIGNATION OF BENEFICIARY.

(a) A Participant may designate a beneficiary by giving written notice to the Company. If no beneficiary is designated, the beneficiary will be the Participant's estate. If more than one beneficiary statement has been filed, the beneficiary or beneficiaries designated in the statement bearing the most recent date will be deemed the valid beneficiary.

(b) In the event of a Participant's death before he has received all of the benefits to which he is entitled hereunder, the value of the Participant's Participant Account shall be paid to the estate or designated beneficiary of the deceased Participant in one cash lump sum as soon as practicable after the first January 15 or July 15 following such date of death, unless the Participant has elected to continue without change the schedule for payment of benefits, in which case the beneficiary shall have the right to transfer amounts previously credited to a Participant's Stock Subaccount to his Investment Subaccount.

(c) If a distribution is to be made to a beneficiary and such beneficiary dies before such distribution has been made, the amount of the distribution will be paid to the estate of the beneficiary in one lump sum.

SECTION 9. PARTICIPANT'S RIGHTS UNSECURED. The right of any Participant to receive benefits under the provisions of the Plan shall be contractual in nature only; however, the amounts of such benefits may be held in a trust, the assets of which shall be subject to the claims of the Company's general creditors only in the event of bankruptcy or insolvency. Any amounts paid to a Participant from such trust shall reduce the amount of benefits owed by the Company.


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SECTION 10.   ASSIGNABILITY. No right to receive payments hereunder shall be transferable or assignable by a Participant or beneficiary.

SECTION 11. PARTICIPATION IN OTHER PLANS. Nothing in this Plan will affect any right which a Participant may otherwise have to participate in any other retirement plan or agreement which the Company may have now or hereafter.

SECTION 12. DISCRETION OF COMPANY AND BOARD. Any decision made or action taken by the Company or by the Board arising out of or in connection with the construction, administration, interpretation and effect of the Plan shall lie within the absolute discretion of the Company or the Board, as the case may be, and shall be final, conclusive and binding upon all persons.

SECTION 13. AMENDMENT. This Plan may at any time or from time to time be amended, modified or terminated by the Board. No amendment, modification or termination shall, without the consent of a Participant, adversely affect such Participant's accruals in his Participant Account.

SECTION 14. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.


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         IN WITNESS WHEREOF, the Company has caused this Amendment to its
Deferred Fee Plan for Directors to be duly adopted and executed by its duly authorized officers and its corporate seal affixed hereto as of November 4, 1999.


                                  Southern Peru Copper Corporation

                                  By: /s/ Kevin. R. Morano
                                      --------------------
                                         Vice President


Attest:


/s/ Michael E. Smith
--------------------
 Assistant Secretary


[SEAL]